UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 4, 2007 (November 12, 2007)

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

New York	0-30183	13-4025362
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

8/F East Area
Century Golden Resources Business Center
69 Banjing Road, Haidian District
Beijing, China, 100089
(Address of Principal Executive Offices)

86-10-884-52568
(Registrant’s Telephone Number, Including Area Code)

MINGHUA GROUP INTERNATIONAL HOLDINGS LIMITED
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by China Longyi Group International Holdings Limited, a New York corporation, on November 13, 2007, to remove the Item 4.01 tag and all reference to Item 4.01.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Except as otherwise indicated by the context, references in this report to:

•	“China Longyi,” “we,” “us,” “our,” or the “Company” are references to the combined business of China Longyi Group International Holdings Limited and its subsidiaries;

•
“Beijing SOD” are references to Beijing LongYi JiuZhou Dismutase Biology Technology Co. LTD and “Chongqing SOD” to Beijing SOD’s wholly owned Chinese subsidiary Chongqing JiuZhou Dismutase Biology Technology Co., LTD;

•	“China” and “PRC” are references to the People’s Republic of China;

•	“BVI” are references to the British Virgin Islands;

•	“RMB” refer to Renminbi, the legal currency of China;

•	“U.S. dollar,” “$” and “US$” are to the legal currency of the United States; and

•	“Securities Act” mean the Securities Act of 1933, as amended, and “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Except where specifically indicated, all share numbers contained in this report are adjusted to reflect the 1-for-20 reverse split of our common stock that occurred on October 16, 2007.

On November 12, 2007, we entered into a share purchase agreement, or the Share Purchase Agreement, with Daykeen Group Limited, a BVI company, or Daykeen, pursuant to which we acquired 100% ownership of Top Time International Limited, a Hong Kong company, or Top Time. Daykeen is the sole shareholder of Top Time. Top Time owns 90% equity interest of Beijing SOD, which is a holding company that owns all the equity of Chongqing SOD, a corporation incorporated in China. Chongqing SOD is a manufacturer of superoxide dismutase, or SOD products.

Under the Share Purchase Agreement, we agreed to pay a total consideration of $54.9 million (approximately RMB 407 million, based on an exchange ratio of $1=RMB 7.414) in exchange for 100% ownership of Top Time. The purchase price consists of $30 million in cash which was paid at the closing of the Share Purchase Agreement, and $24.9 million in shares of the Company’s common stock issuable within 90 days of the closing. The equity portion of the purchase price amounts to a total of 62,250,000 shares of the Company’s common stock. The share number was calculated based upon $0.02/share, the average of the closing price of the Company’s common stock on the Over The Counter Bulletin Board, or OTCBB, for the 365 calendar days prior to May 31, 2007, which was adjusted for our 1-for-20 reverse stock split which occurred on October 16, 2007. As a result, the effective purchase price per share was $0.40. Although such price is greater than the current trading price of our common stock, which was $0.145 per share on November 12, 2007, as reported on the OTCBB, the current trading price may not reflect our 1-for-20 reverse split, because NASDAQ has not taken actions to effect the post-split trading of our common stock or issued a new symbol for our stock. We are in the process of obtaining our new symbol on the OTCBB.

In addition, the $0.40 per share purchase price, as well as our current trading price of our stock on the OTCBB, may be significantly lower than the pre-acquisition book value per share of the Company. Finally, the book value of SOD assets being acquired will be significantly less than the acquisition purchase price. For more information regarding the book value of SOD assets, please see the unaudited Pro Forma Consolidated Financial Statements attached.

The foregoing description of the terms of the Share Purchase Agreement is qualified in its entirety by reference to the provisions of the Share Purchase Agreement which is included as Exhibit 10.1 of this Current Report and is incorporated by reference herein.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 12, 2007, we completed an acquisition of Top Time pursuant to the Share Purchase Agreement. The acquisition has been accounted for as a reorganization between entities under common control, wherein China Longyi is considered the receiving entity for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10-SB DISCLOSURE

As disclosed elsewhere in this report, on November 12, 2007, we acquired Top Time in a reorganization of entities under common control. Since we were a shell company with minimal operations immediately before the acquisition transaction disclosed under Item 2.01, Item 2.01(f) requires us to disclose the information that would be required if we were filing a general form for registration of securities on Form 10 or, as would be in our case, on Form 10-SB.

Accordingly, we are providing below the information that would be included in a Form 10-SB. Please note that the information provided below relates to the combined enterprises after the acquisition of Top Time, except that information relating to periods prior to the date of the acquisition only relate to China Longyi  Group International Holdings Limited unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Our History

We are a New York corporation that was formed on February 29, 1996, as United Network Technologies, Inc. and we changed our name to Panagra International Corporation on October 2, 1998. From our inception until 2001, we had limited operations and to date we have generated only very limited revenues.

In June 2001, we formed Minghua Acquisition Corp., a Delaware corporation, and acquired all the equity interests of Minghua Group International Holding (Hong Kong) Limited, or Minghua Hong Kong, a Hong Kong limited company formed on June 4,1997, for a purchase price of $1,000,000 in cash and 1,400,000 shares of our common stock. The Minghua Hong Kong shareholders received 70% of our issued and outstanding shares of common stock, resulting in a change of control to the Minghua Hong Kong shareholders. At that time, the sole asset of Minghua Hong Kong was an 85% equity interest in the Shenzhen Minghua Environmental Protection Vehicle Co., Ltd., or Minghua EPV, a PRC corporation. The remaining 15% equity minority interest in Minghua EPV was owned by a related party, Asia Key Group Limited, through its wholly-owned subsidiary Minghua Real Estate (Shenzhen) Ltd., formerly known as Minghua Investment Co., Ltd., or Minghua Real Estate. On January 29, 2004, we acquired the 15% minority interest held by Minghua Real Estate, in a related party transaction by paying $990,638 in cash and issuing 1,410,500 shares of our common stock. Through Minghua EPV, our business became the development and commercialization of mass transit, hybrid electric vehicles, primarily buses.

On August 2, 2001, we changed our name to Minghua Group International Holdings Limited and at that time we also increased the authorized common shares of our common stock from 40,000,000 shares to 200,000,000 shares.

On March 13, 2003, our indirect subsidiary, Ming Hua Environmental Protection Science and Technology Limited, a Hong Kong limited company, or Minghua Science, acquired an 89.8% equity interest in the Guangzhou City View Bus Installation Company, or the Bus Installation Company, through its acquisition of Good View Bus Manufacturing (Holdings) Company Limited, a Hong Kong limited company and Eagle Bus Development Limited, a Hong Kong limited company, which own 23.8% and 66% of the Bus Installation Company, respectively. The purchase price of RMB14,000,000 (US$1,690,474) was determined by the parties based upon the market value of the assets and business potential of the Bus Installation Company. The Bus Installation Company manufactured motor coaches for domestic sale in China and for export under the “Eagle” brand name. We sold 6 standard diesel buses in 2005 and 5 standard diesel buses in 2004, however, once we sold off the inventory of diesel buses and parts that we acquired with the Bus Installation Company, we no longer manufactured diesel buses.

On June 16, 2004, Minghua Hong Kong formed a wholly owned subsidiary in the PRC, named Beijing China Cardinal Real Estate Consulting Co., Ltd., or Beijing Cardinal. We intended to use Beijing Cardinal as a vehicle to make future real estate investments in the PRC. However, Beijing Cardinal Real Estate has not begun significant operations.

Through Minghua Hong Kong, we had been focused on the development and commercialization of mass transit, hybrid electric vehicles, primarily buses. Although prototype hybrid vehicles and a limited number of other vehicles have been produced, we have not been able to successfully commercialize these vehicles. As a result, on September 28, 2006, we disposed of our entire interests in Minghua Hong Kong and Minghua Science to Messrs. Han Lian Zhong and Niu Rui Cheng for 1 HK$, in exchange for their assumption of Minghua Hong Kong and Minghua Science’s debt. However, the Company retained its interests in Beijing China Cardinal Real Estate Consulting Co., Ltd, which were transferred to our subsidiary, Euromax International Investments Limited, and in the Guangzhou City View Bus Installation Company, which was transferred to our subsidiary, Top Team Holdings Limited (BVI).

We amended our certificate of incorporation on October 16, 2007 and changed our name to China Longyi Group International Holdings Limited. At the same time, we implemented a 1-for-20 reverse stock split of issued and outstanding shares of our common stock which reduced the number of our issued and outstanding shares from 198,509,866 to 9,925,493.

From the time when we sold the 6 standard diesel buses in the first quarter of 2005 until November 12, 2007 when we completed the acquisition transaction with Daykeen, we had limited operations and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

Acquisition of Top Time

On November 12, 2007, we completed an acquisition transaction with Top Time whereby we paid Daykeen, Top Time’s sole shareholder, a total consideration of $54.9 million (RMB 407 million, based on an exchange ratio of $1=RMB 7.414) in exchange for 100% ownership of Top Time, consisting of $30 million in cash and $24.9 million in shares of our common stock issuable within 90 days of the closing. The equity portion of the purchase price amounts to a total of 62,250,000 shares of our common stock (based upon $0.02/share, the average of the closing price of the Company’s common stock on the OTCBB for the 365 calendar days prior to May 31, 2007, which was adjusted for our stock split which occurred on October 16, 2007 and resulted an effective purchase price of $0.40 per share). Top Time thereby became our wholly owned subsidiary and Daykeen will become our controlling stockholder upon our issuance to Daykeen of the equity portion of the purchase price in accordance with the Share Purchase Agreement.

Top Time was incorporated in Hong Kong in December 2006 and currently has two subsidiaries: Beijing SOD and Chongqing SOD. Beijing SOD is 90% owned by Top Time and was incorporated in China in March 2005. Chongqing SOD was incorporated in China in March 2007. Chongqing SOD is wholly owned by Beijing SOD.

For accounting purposes, the acquisition of Top Time was treated as a reorganization of entities under common control. When we refer in this report to business and financial information for periods prior to the consummation of the acquisition, we are referring to the business and financial information of China Longyi  Group International Holdings Limited on a consolidated basis unless the context suggests otherwise.

Business Overview

We are a holding company that only operates through our indirect Chinese subsidiaries Beijing SOD and Chongqing SOD. Through our Chinese subsidiaries, we develop, manufacture and market our SOD products in China. SOD is a naturally occurring enzyme which may act as a potent antioxidant defense in cells that are exposed to oxygen. Certain research has shown that under certain biological conditions, SOD revitalizes cells and reduces the rate of cell destruction. It neutralizes the most common free radical—superoxide radical—by converting it into hydrogen peroxide and water. Because superoxide is harmful to human cells, and certain forms of SOD exist naturally in most humans, many studies show that SOD is valuable in protecting human cells from the harmful effects of superoxide. SOD is thought to be more powerful than antioxidant vitamins as it activates the body's productions of its own antioxidants. As a result, SOD is referred to as the “enzyme of life.” Commercially, SOD has a wide range of applications and is widely applied in foods, drinks, skin care productions, pharmaceuticals, to combat ailments ranging from sunburn to rheumatoid arthritis.

Our Products

Currently we are manufacturing one product, which is Jiuzhou SOD plant wine which we market under the name “Jiuzhou Holy Wine.” Our Jiuzhou SOD plant wine is a product developed from the zymolysis of natural wide berries with an alcohol level of 21%. We plan to produce SOD oral liquid and SOD capsules after our Jiuzhou SOD plant wine products enter into the market and generate revenues to us. We also plan to produce and sell SOD medicines and skin care products after we receive manufacturing permits from the State Food and Drug Administration, or SFDA.

Our Industry

General

The health supplements industry is currently made up of many small- and medium-sized companies that manufacture and distribute products generally intended to, or marketed for the purpose of maintaining, and sometimes improving, the body’s health and general well being. In 2004, sales of health supplements in China reached RMB 34 billion (approximately $4.25 billion) and according to the China Personal Health & Supplemental Industry Survey 2005, the annual growth rate of health supplement consumption in China between 15% and 30%, compared with around 13 % in other developed countries.

According to China Enterprises Association, currently, there are over 3,000 manufacturers of health supplement products in China, with an annual production value of over $6.25 billion. Of these manufacturers, large enterprises with registered capital of over $12.5 million only account for 1.45%; medium-sized enterprises with registered capital under $12.5 million, but over $6.25 million, make up 38%; and workshop-style enterprises with registered capital below $12,500 make up 12.5% of the total number of manufacturers. According to China Personal Health & Supplemental Industry Survey 2005, the sales of health supplement products in China are expected to reach RMB 70 billion (approximately $ 8.75 billion) in 2009, with a compounded annual growth rate of 15.24%.

Ever since American scientists Joe McCord and Irwin Fridovich discovered SOD in cattle erythrocytes in 1969 and hypothesized that it can protect life molecules from oxygenation and retrogradation, experts in the fields of biology and medicine and many entrepreneurs and industrialists have been engaged in research, study, development, application and transformation of SOD into products that we believe will provide human beings with certain health and longevity benefits.

Research into the functions and applications of SOD in China began in the late 1970’s. Since then, various centers of research in China, including universities, the military, and private companies, have researched food, medicinal, and cosmetic applications for SOD. In the 1990’s, SOD foods began to be sold in China, including SOD soy milk, SOD dairy milk, and SOD beer. Due to technical problems with these first-generation SOD food products and limited public knowledge of the health benefits of SOD, may were discontinued. Technical difficulties relating to the commercialization of SOD products in China have included: (1) lack of methods for efficient harvesting of SOD from animal and human blood and plants; (2) problems with the maintenance and stabilization of harvested SOD, the longest shelf life so far being only two years in China; and (3) technical problems in the effectiveness of SOD in products, particularly food and other products to be consumed orally. More recently, however, various SOD food products have reappeared in China, including SOD milk, SOD wine, and SOD vegetables and fruits. We believe that these and other types of SOD products will become extremely popular due in part to innovations in the SOD industry; recognition of SOD technologies as proprietary intellectual property; government policies encouraging healthier food; the higher awareness of consumers in China of the health benefits of consuming products containing SOD; and the growth of the spending power of Chinese citizens.

In addition, the China Science and Technology Institute has recognized that SOD product technologies are proprietary intellectual property. SOD companies, including us, have instituted strict measures to protect their SOD product technologies from being misappropriated. As such, the SOD product technologies may be protected by Chinese intellectual property law even if they are not patented. As a result, companies are encouraged to develop and commercialize SOD technologies.

The growing wealth of the Chinese public and its related greater interest in better health and nutrition are also trends in SOD industry’s favor. SOD production and distribution companies have been working hard to develop innovations to best exploit the commercial potential of SOD, including our subsidiary, Chongqing SOD. Since 1993, various types of SOD products have been sold in China, such as Beijing Dabao SOD skin care series, Wuhan Jiutouniao SOD liquid nutrition drink series, Guizhou Laoliafu SOD liquid nutrition drink series, Zhejing SOD beer, SOD toothpaste, SOD soy milk. We believe that the SOD industry in China should expand as Chinese consumers grow more able and willing to purchase SOD products.

Our Intellectual Property

None of our products are currently covered by patents. We have registered a trademark for our SOD product which we will sell under the name “九州圣酒”, or “Jiuzhou Holy Wine.”

In addition, we protect our know how technologies through confidentiality agreements we entered into with our employees in our production department.

Our Research and Development Efforts

We currently operate our research and development department located in Beijing SOD. As of November 12, 2007, we have eight research and development staff (six of whom hold Master/PhD degrees). Our research and development department is responsible for developing advanced technologies, developing new SOD products and training.

During the fiscal years 2006 and 2005, we did not incur any research and development expenses with respect to our SOD products. We plan to increase our research and development efforts in 2007.

Our Sales and Marketing Efforts

Product Sales

Our sales and marketing department currently consists of 20 employees. We are developing a diversified sales network which allows us to effectively market products and services to our customers. In addition to sales efforts conducted directly by our internal sales team and other employees, we also use sales agents. We have relationships with 15 sales agents to sell our products.

In terms of geographic area, our sales network covers 21 cities in China. Our Jiuzhou SOD wine has been listed on the governmental procurement list of Chongqing City. We also expect that our SOD products to be listed on the governmental procurement list of Beijing City within the next 6 months, which will grant us a priority to sell our SOD products to various governmental agencies. We plan to expand our sales network to cover more Chinese cities, including Shenzhen, Guangzhou, Nanjing, Shanghai, Shijiazhuang, Lhasa and Nanchang.

We also plan to employ an online order system, which will cover four major metropolitan areas, such as Beijing, Chengdu, Kuming and Chongqing, within the next 12 months. Through our website http://www.jiuzhoushengjiu.com/index.asp, we will be able to offer a complete line of our products to our customers 24 hours a day, seven days a week. This additional sales channel will enable us to market and sell our products in regions where we do not have retail operations or have limited operations.

Our Competition

The health supplementary business both within China and globally is highly fragmented and intensely competitive. Many of our competitors, both domestic and international, have significant research and development capabilities and financial, scientific, manufacturing, marketing and sales resources. Although our marketing and sales efforts of SOD products are very limited, we believe that we will compete with our competitors based upon the price and quality of our products, ability to produce a diverse range of products and customer services.

In China, we compete principally with Chengdu New Asia Bioengineering Co., Ltd., Zhuhai Zixing Biological Engineering Co., Ltd. and Liaoyuan Jinchang Bioengineering Co., Ltd.

We believe that our Jiuzhou SOD wine, made from more than 10 kinds of wild plants, is more efficient to remove superoxide free radicals than SOD liquid products made by our competitors. In addition, we believe that our SOD plant compound enzyme can be stored under the normal atmospheric temperature for more than 10 years, much longer than the life span of many other SOD products made from animal blood or a single plant.

Regulation

Based on different potential uses, SOD products in China are classified into three types under the Chinese law and accordingly are subject to different Chinese laws and regulations.

If the SOD products are sold for manufacturing food, they are considered as food additives. Under the Chinese law, a company may not produce SOD products for food additives use without two licenses, the Food Hygiene License issued by the provincial Administration of Health, or AOH, and the Food Production License issued by the provincial Administration of Quality Supervision, Inspection and Quarantine, or AQSIQ. If the SOD products are sold as raw materials for drugs, the company should first obtain the Pharmaceutical Producer License from the provincial AOH and the approval from the provincial FDA.

We have already obtained both the Food Hygiene License issued by the Chongqing AOH and the Food Production License issued by the local AQSIQ. Since we also plan to produce and sell SOD medicines and skin care products, we plan to apply for the Pharmaceutical Producer License from the provincial AOH and the approval from the provincial State Food and Drug Administration, or SFDA.

In addition, we are also subject to PRC’s foreign currency regulations. The PRC government has control over RMB reserves through, among other things, direct regulation of the conversion or RMB into other foreign currencies. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

Our Employees

As of November 12, 2007, we had a total of 73 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees

Production	37
Sales	20
Administration	2
Finance	4
SOD Production Center	2
Research and Development	8
Total	73

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

None of our employees is represented by a labor union although some of our employees are members of the City View trade union, however such trade union does not represent our employees in the negotiation of labor rates or other labor benefits.

Our ability to achieve our operational and financial objectives depends in part upon our ability to retain key technical, marketing and operations personnel, and to attract new employees as required to support growth. Working capital constraints may impair our ability to retain and attract the staff needed to maintain current operations and meet the needs of anticipated growth.

In addition, we rely on consultants to a significant extent to supplement our regular employee staff in certain key functional areas and to support management in the execution of our business strategy. These consultants are independent contractors. There can be no assurance that, if one or more of the consultants were to terminate their services, we would be able to identify suitable replacements. Failure to do so could materially and adversely affect our operating and financial results.

As required by applicable Chinese laws, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at a rate of 28% of the average monthly salary. In addition, we are required by Chinese laws to cover employees in China with various types of social insurance. We have purchased social insurances for all of our employees.

Our Properties and Facilities

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our executive offices are located at 8/F East Area, Century Golden Resources Business Center, 69 Bangjing Road, Haidian District, Beijing, People’s Republic of China 100089. Our executive offices consist of approximately 130 square meters consisting entirely of administrative office space. This lease expired on December 31, 2005 and we continue to occupy this property on a month-to-month basis.

Our main production facilities are located at Sanjie Village, Shuanfu Town, Jiangjin City, Chongqing. The total site area is approximately 20,000 square meters. We lease this facility under a lease agreement with ShuanFu Town Government. The term of the lease is 20 years. We plan to buy the facility when the lease expires.

Our subsidiary, Guangzhou Bus Installation Company owns a facility consisting of 266,440 square meters. The building located at this facility consists of 10,000 square meters of administrative and manufacturing space.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

You should carefully consider the risks described below, which constitute all of the material risks facing us. If any of the following risks actually occur, our business could be harmed. You should also refer to the other information about us contained in this report, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We are an early stage development company and we have a limited operating history of our current business. We have earned only insignificant revenues and it is uncertain whether we will earn any revenues in the future or whether we will ultimately be profitable.

We are in the development stage and our future operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of SOD products, the utilization of unproven technology and the competitive environment in which we operate. There can be no assurance that we will be able to develop, manufacture or market any products in the future, that future revenues will be significant, that any sales will be profitable or that we will have sufficient funds available to complete our marketing and development programs or to market any products which we may develop. In addition, as a result of our limited operating history even though we do currently have a marketable product, we expect to incur substantial operating losses until we can generate sufficient revenues from the sales of our SOD products to cover our operating costs. We currently have limited sources of potential operating revenue and there can be no assurance that we will be able to develop revenue sources or that our operations will ever become profitable.

Our industry is highly fragmented and competitive, and increased competition could reduce our operating income.

The health supplement business both within China and globally is highly fragmented and intensely competitive. We compete with a number of domestic and international manufacturers and distributors that are producing and marketing products in China that are similar to our products. We may not be able to effectively compete against them because our existing or potential competitors may have superior financial, technical, distribution, marketing, sales and other resources, as well as more significant name recognition and established positions in the market we serve. Increased competition could force us to lower our prices or offer services at a higher cost to us, which could reduce our operating income.

Our products could be subject to product liability claims by consumers, which would adversely affect our profit margins, results from operations and stockholder value.

We are exposed to risks inherent in the packaging and distribution of health supplement products, such as with respect to adequacy of warnings, mislabeling and contamination. As a result, there is a risk that someone using our products may experience significant negative side effects which may permanently harm them and we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. Also, our reputation could be adversely affected, regardless of whether such claims are successful. We currently intend to obtain product liability insurance at the appropriate time; however, there can be no assurance that we will be able to obtain or maintain insurance on acceptable terms for our products or that such insurance would be sufficient to cover any potential product liability claim or recall. Any of these results would adversely affect our profit margins, results from operations and stockholder value.

We may not be able to adequately protect our proprietary intellectual property and technology, which may harm our competitive position and result in increased expenses incurred to enforce our rights.

We rely on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Some of these technologies, especially the technology to extract SOD and SOD related enzyme from wild plants, are important to our business and are not protected by patents. Despite our efforts, the steps we have taken to protect our proprietary intellectual property and technology and other confidential information may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights. Protecting against the unauthorized use of our products, trademarks and other proprietary rights is also expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

Compliance with environmental regulations can be expensive, and our failure to comply with these regulations may result in adverse publicity and may have a material adverse effect on our business.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we will have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and may be required to pay substantial fines, suspend or even cease operations. Failure to comply with Chinese environmental laws and regulations may materially and adversely affect our business, financial condition and results of operations.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jie Chen, our Chief Executive Officer and Xinmin Pan, our Chief Financial Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2006, accordingly we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2007, although the auditor attestation will not be required until our annual report for the fiscal year ended on December 31, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

If consumer spending power in China declines, our ability to market SOD products may weaken.

The success of our SOD products relies in part on the perception of consumers of the relative necessity of SOD, which is largely dependent on Chinese consumers’ financial ability to afford SOD-enriched products. If Chinese consumers’ spending power declines, whether because of the reversal of China’s economic growth or other causes, then our SOD products may become less profitable if companies that use its product to enrich their products stop ordering it.

If health problems relating to SOD products made in China emerge, then SOD sales may fall or be banned entirely.

In light of recent news pieces about the health problems and risks of products made in China, the global market and foreign and Chinese health authorities may be especially sensitive about health problems caused by or relating to SOD products made in China. If health problems relating to SOD products made in China become evident, then the market demand for Chinese SOD producers may be particularly susceptible to a fall. Likewise, such problems become evident, foreign or Chinese health authorities may ban or impose other controls or regulations on such SOD products that could harm or eliminate SOD product sales. As a producer of a SOD product in China, we would be subject to these risks.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenue will be settled in RMB and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our controlling stockholder, Chang-de Li, holds a significant percentage of our outstanding voting securities and accordingly may make decisions regarding our daily operations, significant corporate transactions and other matters that other stockholders may believe are not in their best interests.

Mr. Chang-de Li, our Chairman, is the beneficial owner of approximately 54.29% of our outstanding voting securities. As a result, he possesses significant influence over the election of our Board of Directors and significant corporate transactions. His ownership may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. Other stockholders may believe that these future decisions made by Mr. Li are not in their best interests.

The Board of Directors obtained an independent valuation from Asset Appraisal Limited, a Hong Kong-based asset appraisal company regarding the SOD transaction, which evaluated the financial condition and prospects of Top Time and determined that a purchase price of $54.9 million (RMB 407 million, based on an exchange ratio of $1=RMB 7.414) for Top Time was reasonable. However, the Board of Directors has not obtained a fairness opinion with respect to the equity part of the purchase price of $54.9 million, which amounts to a total of 62,250,000 shares of the Company’s common stock. The share number was calculated based upon $0.02/share, the average of the closing price of the Company’s common stock on the OTCBB, for the 365 calendar days prior to May 31, 2007, which was adjusted for our stock split which occurred on October 16, 2007. As a result, the effective purchase price per share was $0.40. Although such price is greater than the current trading price of our common stock, which was $0.145 per share on November 12, 2007, as reported on the OTCBB, the current trading price may not reflect our 1-for-20 reverse split, because NASDAQ has not taken actions to effect the trading of our common stock on a post-split basis and has not issued a new trading symbol. In addition, the $0.40 per share purchase price, as well as the current trading price of our stock on the OTCBB, may be significantly lower than the pre-acquisition book value per share of the Company. Finally, the book value of SOD assets being acquired will be significantly less than the acquisition purchase price. For more information regarding the book value of SOD assets, please see the unaudited Pro Forma Consolidated Financial Statements attached.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

Overview

This subsection of MD&A is an overview of the important factors that management focuses on in evaluating our businesses, financial condition and operating performance, our overall business strategy and our earnings for the periods covered.

General

We are a holding company that only operates through our indirect Chinese subsidiaries. Through our Chinese subsidiaries, we develop, manufacture and plan to sell SOD products with a wide range of applications, especially in foods, medicines and cosmetic products, in China. We plan to market, sell and service our products nationally through a combination of company-owned offices and independent sales agents. We believe that we will be well positioned to meet our clients’ delivery requirements. Currently we have 15 sales agents across China. We have targeted our approach to meet local market conditions which we believe provides the best possible products for our customers throughout China. We expect to generate revenues within the next six months.

Our Background and History

We are a New York corporation that was incorporated on February 29, 1996, as United Network Technologies, Inc. and we changed our name to Panagra International Corporation on October 2, 1998. From our inception until 2001, we were relatively inactive with limited operations. To date we have generated only very limited revenues. On August 2, 2001 we changed our name to Minghua Group International Holdings Limited and at that time we also increased the authorized common shares of our common stock from 40,000,000 shares to 200,000,000 shares.

In June 2001, we formed Minghua Acquisition Corp., a Delaware corporation, and acquired all the equity interests of Minghua Group International Holding (Hong Kong) Limited, or Minghua Hong Kong, a Hong Kong limited company formed on June 4,1997, for a purchase price of $1,000,000 in cash and 1,400,000 shares of our common stock. The Minghua Hong Kong shareholders received 70% of our issued and outstanding shares of common stock, resulting in a change of control to the Minghua Hong Kong shareholders. At that time, the sole asset of Minghua Hong Kong was an 85% equity interest in the Shenzhen Minghua Environmental Protection Vehicle Co., Ltd., or Minghua EPV, a PRC corporation. The remaining 15% equity minority interest in Minghua EPV was owned by a related party, Asia Key Group Limited, through its wholly-owned subsidiary Minghua Real Estate (Shenzhen) Ltd., formerly known as Minghua Investment Co., Ltd., or Minghua Real Estate. On January 29, 2004, we acquired the 15% minority interest held by Minghua Real Estate, in a related party transaction by paying $990,638 in cash and issuing 1,410,500 shares of our common stock. Through Minghua EPV, our business became the development and commercialization of mass transit, hybrid electric vehicles, primarily buses.

On March 13, 2003, our indirect subsidiary, Ming Hua Environmental Protection Science and Technology Limited, a Hong Kong limited company, or Minghua Science, acquired an 89.8% equity interest in the Guangzhou City View Bus Installation Company, or the Bus Installation Company, through its acquisition of Good View Bus Manufacturing (Holdings) Company Limited, a Hong Kong limited company and Eagle Bus Development Limited, a Hong Kong limited company, which own 23.8% and 66% of the Bus Installation Company, respectively. The Bus Installation Company manufactured motor coaches for domestic sale in China and for export under the “Eagle” brand name. We sold 6 standard diesel buses in 2005 and 5 standard diesel buses in 2004, however, once we sold off the inventory of diesel buses and parts that we acquired with the Bus Installation Company, we no longer manufactured diesel buses.

On June 16, 2004, Minghua Hong Kong formed a wholly owned subsidiary in the PRC, named Beijing China Cardinal Real Estate Consulting Co., Ltd., or Beijing Cardinal. We intended to use Beijing Cardinal as a vehicle to make future real estate investments in the PRC. However, Beijing Cardinal Real Estate has not begun significant operations.

Through Minghua Hong Kong, we had been focused on the development and commercialization of mass transit, hybrid electric vehicles, primarily buses. However, although prototype hybrid vehicles and a limited number of other vehicles have been produced, we have not been able to successfully commercialize these vehicles. As a result, on September 28, 2006, we disposed of our entire interests in Minghua Hong Kong and Minghua Science to Messrs. Han Lian Zhong and Niu Rui Cheng for 1 HK$, in exchange for their assumption of Minghua Hong Kong and Minghua Science’s debt. However, the Company retained its interests in Beijing China Cardinal Real Estate Consulting Co., Ltd, which were transferred to our subsidiary, Euromax International Investments Limited, and in the Guangzhou City View Bus Installation Company, which was transferred to our subsidiary, Top Team Holdings Limited (BVI).

From the time when we sold 6 standard diesel buses during the first quarter of 2005 until November 12, 2007 when we completed the acquisition transaction with Top Time, we had limited operations and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

Acquisition of Top Time

On November 12, 2007, we completed an acquisition transaction with Top Time whereby we paid Daykeen, Top Time’s sole shareholder, a total consideration of $54.9 million, in exchange for 100% ownership of Top Time, consisting of $30 million in cash and $24.9 million in shares of our common stock issuable within 90 days of the closing. The equity portion of the purchase price amounts to a total of 62,250,000 shares of our common stock. The share number was calculated based upon $0.02/share, the average of the closing price of the Company’s common stock on the OTCBB for the 365 calendar days prior to May 31, 2007, which was adjusted for our stock split which occurred on October 16, 2007. As a result, the effective purchase price per share was $0.40. Although such price is greater than the current trading price of our common stock, which was $0.145 per share on November 12, 2007, as reported on the OTCBB, the current trading price may not reflect our 1-for-20 reverse split, because NASDAQ has not taken actions to effect the post-split trading of our common stock or issued a new symbol for our stock. We are in the process of obtaining our new symbol on the OTCBB.

As a result of this acquisition transaction, Top Time became our wholly owned subsidiary and Daykeen will become our controlling stockholder upon our issuance to Daykeen of the equity portion of the purchase price in accordance with the Share Purchase Agreement.

Top Time was incorporated in Hong Kong in December 2006 and currently has two subsidiaries: Beijing SOD and Chongqing SOD. Beijing SOD is 90% owned by Top Time and was incorporated in China in March 2005. Chongqing SOD was incorporated in China in March 2007 and is wholly owned by Beijing SOD.

For accounting purposes, the acquisition of Top Time was treated as a reorganization of entities under common control. When we refer in this report to business and financial information for periods prior to the consummation of the acquisition, we are referring to the business and financial information of China Longyi Group International Holdings Limited on a consolidated basis unless the context suggests otherwise.

Industry Wide Factors that are Relevant to Our Business

We expect several key demographic, healthcare, and lifestyle trends to drive the growth of our business in the coming future:

•
Increased Focus on Healthy Living: Our management believes that as China becomes more affluent, its citizens are becoming more health conscious. They are leading more active lifestyles and becoming increasingly focused on healthy living, nutrition, and supplementation.. According to the Nutrition Business Journal, a higher percentage of today’s global population is involved to some degree in health and wellness than a few years ago. We believe that growth in the health supplements industry will continue to be driven by consumers who increasingly embrace health and wellness as a critical part of their lifestyles.

•
Aging Population: The average age of the Chinese population is increasing. According to World Population Prospects: The 2004 Revision (2005), the percentage of elderly persons in China is projected to triple between 2006 and 2050, from 8 percent to 24 percent, a total of 322 million people. We believe that these consumers are significantly more likely to use health supplements than younger persons and have higher levels of disposable income to pursue healthy lifestyles.

•
Rising Healthcare Costs and Use of Preventive Measures: Healthcare related costs have increased substantially in China. A survey released by China’s Ministry of Health found that the percentage of out-of-pocket health expenditures in China has increased from 35.7% in 1990 to 55.5% in 2003. To reduce medical costs and avoid the complexities of dealing with the healthcare system, and given increasing incidence of medical problems and concern over the use and effects of prescription drugs, many consumers take preventive measures, including alternative medicines and nutritional supplements.

Weaknesses and Uncertainties that Affect our Financial Condition

We face certain challenges and risks that may affect our financial condition. In recent years, low quality products and false advertisements have given the Chinese cosmetic and health products market a bad reputation. Consumers are often suspicious of the effects of cosmetics and health products. Some consumers think that these products cannot induce substantial beautification or health improvements, while others think these products may actually be harmful. In a market where efficient and inefficient markets are mixed up, and consumers have a distrust of the market, we will keep up our research and development of products, while strengthening our quality control at the same time. Based on our past high quality control, we believe that the reputation of our products will be strong.

Plan of Operation

We are a development stage company. We have only generated limited revenues from our operations since our inception. Before November 12, 2007, we had limited operations and our purpose was to acquire an operating business or the valuable assets of an unidentified company. As a result of the acquisition of Top Time, we changed our business plan to develop, manufacture and sell SOD products and our plan of operations for the next twelve months is to proceed with the implementation of this business plan. We will strive to launch all aspects of our operations. We believe that our business has opportunities for growth through the following growth strategies:

•
Focus on Brand Development. With intense price competition among many similar or identical products in the industry, we believe that building brand equity is the primary means to generate and sustain profitable growth in the future. We believe that our relationship with the government, hospital and ultimate customer is key to building brand equity, because it reflects our level of social responsibility. For instance, our SOD wine product has been listed on the governmental procurement list of Chongqing City. In addition, we plan to market our products through an integrated marketing program that includes televisions, customer flyers, and brochures. A number of merchandising techniques will be used, including the instruction of new products, the use of combination offers, the use of trial sizes and samples and the promotion of products packaged as gift items.

•
Market Expansion. We are committed to market and sell our products by growing our sales network. We plan to sell some of our products through a combination of direct selling and franchised stores. Our direct selling will be made through 15 sales agents through China. We intend to hire 20 more independent sales agents in China over the next five years. We seek to motivate our direct-selling representatives through the adoption of special incentive programs that reward superior sales performance. Periodical sales meetings with sales representatives are conducted in order to keep sales representative updated of product line changes, explain sales techniques and provide recognition for sales performance.

•
Technology Innovation. We believe that the development of new technology is critical to our success. We will continuously work to improve the quality of our existing and future products through introducing new technology. We will not only increase our investment in the acquisition of more research and development equipment but also establish joint-development programs with Chinese universities and research institutes.

•	Introducing New Products. We will endeavor to expand our market presence through introducing more competitive SOD products in the following three areas:

•	expanding our SOD wine production capacity by constructing 5 new production lines within the next twelve months.

•	building our production lines of SOD liquid and capsule in Beijing Life Science Park and applying for the production licenses to the related government agencies.

•	acquiring existing pharmaceutical companies to produce SOD medical products.

•
Sales campaigns. We believe that maintaining good public relations is key to our business success and organizing or participating in the public undertakings is undoubtedly the best means to promote public relations. The public activities of a company reflect key values it appreciates. Since the inception of our company, we have confirmed our long-term commitment to public undertakings. We sponsored and organized many important s social activities, such as “Academic Proseminar of Free Radical,” “Scientist Review of Shangri-la,” “Building Double Hundreds Named Activities of New Countryside,” and “Chinese Famous Persons Painting and Calligraphy.” These activities have not only reflected our high-level social responsibility, but also made us unique in the SOD industry in China. We believe that this kind of operation is and will continue to effectively promote our company reputation and our brand name.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

The following table summarizes the results of our operations during the six months ended June 30, 2007 and ended June 30, 2006, and provides information regarding the dollar and percentage increase or (decrease) from the six months ended June 30, 2006 to the six months ended June 30, 2007.

				Percentage
	Six Months Ended June 30,		Increase	Increase
Line Item	2007	2006	(Decrease)	(Decrease)

Revenues	0	0	0	-
Net income (loss)	(96,849)	(27,374)	69,475	254%
Operating Expenses	138,899	30,416	108,483	357%
Interest Income	31,375	0	31,375	100%

We had no revenues during the six months ended June 30, 2007, and 2006, meaning that there was no change in revenues from period to period.

During the six months ended June 30, 2007, we incurred a net loss of $96,849, compared to a net loss of $27,374 for the same period in the prior year. This represents an increase of $69,475 in net loss, or 254%. This increase in net loss was primarily the result of increased operating expenses in the six months of 2007, compared to the same period in 2006.

Our operating expenses for the six months ended June 30, 2007 were $138,899, as compared to $30,416 during the same period in 2006. This increase of $108,483, or 357%, was primarily the result of the increased salary and travel expenses in the six months of 2007, compared to the same period in 2006.

Interest income in the six months ended June 30, 2007 was $31,375 and interest income in the same period of 2006 was $0.

Fiscal Years Ended December 31, 2006 Compared to December 31, 2005

The following table summarizes the results of our operations during the fiscal years ended December 31, 2006 and ended December 31, 2005, and provides information regarding the dollar and percentage increase or (decrease) from the 2005 fiscal year to the 2006 fiscal year.

Line Item	Years Ended December 31, 2006	March 18, 2005 (Inception) to December 31, 2005	Increase (Decrease)	Percentage Increase (Decrease)

Revenues	0	0	0	-
Net income (loss)	(960,282)	(39,293)	920,989	2344%
Operating Expenses	1,078,959	43,659	1,035,300	2371%
Interest Income	12,882	0	12,882	100%

We had no revenues in fiscal years ended December 31, 2006 and 2005, meaning that there was no change in revenues from year to year.

During the fiscal year ended December 31, 2006, we incurred a net loss of $960,282, compared to a net loss of $39,293 for the fiscal year 2005. This represents an increase of $920,989 in net loss, or 2344%. This increase in net loss was primarily the result of an increase of our operating expenses in the fiscal year 2006, compared to the fiscal year 2005.

Our operating expenses for the fiscal year 2006 were $1,078,959, as compared to $43,659 for the fiscal year 2005. This increase of $1,035,300, or 2371%, was primarily attributable to the fact that in fiscal year 2006, we incurred advertising expenses , sales and marketing expenses. In fiscal year 2005, there were no such expenses.

Interest income in fiscal year 2006 was $12,882 and interest income in fiscal year 2005 was $0.

Liquidity and Capital Resources

We had $28,833,027 in cash, cash equivalents and short-term investments as of June 30, 2007.

On January 29, 2004, we entered into a subscription agreement with Qiang Long Real Estate Development Co., Ltd., or Qiang Long, a PRC company, pursuant to which, as amended and supplemented from time to time, Qiang Long was obligated to purchase 7,000,000 shares of our common stock, par value $0.01 at an aggregate purchase price of US$29,400,000, or $4.2 per share. An amount equaling US$653,795 was paid to us as a performance bond and an additional US$632,911 was paid to us in 2006 in exchange for 150,693 shares. The balance of US$28,113,294 was to be paid in full by June 30, 2007, for the remaining 6,849,307 shares. On June 29, 2007, we consummated our obligations under the contract, pursuant to a letter agreement between the Company and Qiang Long. Pursuant to the letter agreement, we acknowledged our receipt of the final payment in cash from Qiang Long as fulfillment of Qiang Long’s investment obligation, and agreed to issue 2,500,000 shares to Qiang Long on or before July 23, 2007, and the remaining 4,349,307 shares within certain period following the effective date of the reverse split.

The consummation of the Qiang Long investment obligation resulted in net cash inflows of approximately $28.1 million, which is an increase of approximately 853% over net cash inflows during the same period in 2006. However, pursuant to the Share Purchase Agreement with Daykeen, we were obligated to pay Daykeen $30 million as the cash portion of the purchase price of Top Time. In addition, in order to expand operations, management believes it will be necessary for us to raise additional capital either through sale of equity securities or through debt financing. Full implementation of the current expansion plans will require approximately $0.5 million in additional capital.

Obligations Under Material Contracts

None

Seasonality of our Sales

We may experience seasonal variations in our future revenues and our operating costs, however, we do not believe that these variations will be material.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Foreign Currencies

The company has determined that RMB to be its functional currency. The accompanying consolidated financial statements are presented in U.S. dollars. The consolidation financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Beijing SOD are limited by certain statutory regulations in the PRC. No dividends may be paid by Beijing SOD without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Significant Estimates

Several areas require significant management estimates relating to uncertainties for which it is reasonably possible that there will be a material change in the near term. The more significant areas requiring the use of management estimates related to property and equipment, accrued liabilities and, the useful lives for depreciation.

Revenue Recognition

Revenues are recognized as earned when the following four criteria are met: (1) a customer issues purchase orders or otherwise agrees to purchase products; (2) products are delivered to the customer; (3) pricing is fixed or determined in accordance with the purchase order or agreement; and (4) collectibility is reasonably assured.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 12, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Minghua Group International Holdings Limited, 8/F East Area, Century Golden Resources Business Center, 69 Banjing Road, Haidian District, Beijing, People’s Republic of China 100089.

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors and Officers

Common Stock	Chang-de Li No. 95 Kangxi Road Ba Da Xia Industrial Development Zone Yanqing County, Beijing People’s Republic of China	Chairman	7,750,000	(3)	54.29%

Common Stock	Jie Chen	CEO	0		*

Common Stock	Xinmin Pan	CFO	0		*

Common Stock	Hui Chen	Director	0		*

Common Stock	Li Hong Liang	Director	0		*

Common Stock	Wei Wang	Director	500,000	(8)	5.04%

Common Stock	All officers and directors as a group (1 person named above)	—	8,250,000		59.33%

5% Securityholders

Common Stock	Beijing Qiang Long Real Estate Development Co. Ltd. No. 95 Kangxi Road Ba Da Xia Industrial Development Zone Yanqing County, Beijing People’s Republic of China		5,099,307	(4)	35.72%

Common Stock	Jolly Concept Management Limited 19th Floor, Beverly House, Nos. 93-107 Lockhart Road, Wanchai, Hong Kong		2,500,000		25.19%

Common Stock	Trinity Creation Int’l Ltd. Room 708, 7/F, Dannies House 20 Lua Rd., Wan Chai, Hong Kong		1,300,000	(5)	13.10%

Common Stock	Yue Ke International Development, Limited Guangdong Bian Fang Building, 10th Floor Futian District, Shenzhen, 518033 People’s Republic of China		810,000		8.16%

Common Stock	Chuquan Li Guangdong Bian Fang Building, 10th Floor Futian District, Shenzhen, 518033 People’s Republic of China		910,000	(6)	9.1%

Common Stock	Kingsrich Development Limited Sincere Insurance Building 4 - 6 Hennessey Road Wanchai, Hong Kong		730,000		7.35%

Common Stock	Li Guanglian Sincere Insurance Building 4 - 6 Hennessey Road Wanchai, Hong Kong		730,000	(7)	7.35%

Common Stock	China Cardinal Limited Flat/Rm 708, 7th Floor Dunnies House 20 Luard Road Wanchai, Hong Kong	500,000		5.04%

Common Stock	Wang Wei Flat/Rm 708, 7th Floor Dunnies House 20 Luard Road Wanchai, Hong Kong	500,000	(8)	5.04%

Common Stock	Gold Source Investments Limited Flat/Rm 708, 7th Floor Dunnies House 20 Luard Road Wanchai, Hong Kong	550,000		5.54%

Common Stock	Cong Xiao Long Flat/Rm 708, 7th Floor Dunnies House 20 Luard Road Wanchai, Hong Kong	600,000	(9)	6.05%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 9,925,493 shares of our common stock issued and outstanding as of November 12, 2007.

(3)
Includes 750,000 shares owned by Beijing Qiang Long Real Estate Development Co. Ltd., or Qiang Long, 150,693 shares owned by Chinese Dragon Heritage Investment Management Limited, 2,500,000 shares owned by Jolly Concept Management Limited and 4,349,307 shares that the Company has agreed to issue to Qiang Long or its designee following the reverse split. Chang-de Li owns 100% of the equity interests of each of Beijing Qiang Long Real Estate Development Co., Ltd., Chinese Dragon Heritage Investment Management Limited and Jolly Concept Management Limited and exercises voting and investment power over the shares owned by each such entity.

(4)	Includes 750,000 shares owned by Qiang Long and 4,349,307 shares that we have agreed to issue to Qiang Long or its designee following the reverse split.

(5)	Hongliang Li exercises voting and investment power over the shares owned by Trinity Creation Int’l Ltd.

(6)
Includes 100,000 held directly by Mr. Chuquan Li and 810,000 shares owned indirectly through Yue Ke International Development Limited, or Yue Ke, of which he has controlling interests and exercises voting and investment power over the shares owned by Yue Ke.

(7)	Includes 730,000 shares owned by Kingsrich Development Limited, or Kingsrich. Li Guanglian has controlling interests and exercises voting and investment power over the shares owned by Kingsrich.

(8)	Includes 500,000 shares owned by China Cardinal Limited, or China Cardinal. Wei Wang has controlling interests and exercises voting and investment power over the shares owned by China Cardinal.

(9)
Includes 50,000 shares held directly by Cong Xiao Long and 550,000 shares held indirectly through Gold Source Investments Limited, or Gold Source. Cong Xiao Long has controlling interests and exercises voting and investment power over the shares owned by Gold Source.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Our directors and executive officers of are as follows:

Name	Age	Position

Chang-de Li	50	Chairman of the Board
Jie Chen	51	Chief Executive Officer, Director
Xinmin Pan	61	Chief Financial Officer
Hui Chen	37	Director
Li Hong Liang	45	Director
Wei Wang	36	Director

Chang-de Li was appointed Chairman of the Board of Directors on May 10, 2004. Mr. Li has acted as the chairman of the Board of Directors of Qiang Long, a real estate development and investment company, since 1993. During his tenure as chairman, he has led the company to develop many holiday villages, hotels and business centers throughout China.

Jie Chen was appointed Chief Executive Officer of the Company on September 22, 2006. Prior to this appointment, Ms. Chen served as Vice President of Public Relations and has been a member of the Board of Directors of the Company since February 2004. Upon being appointed as Chief Executive Officer of the Company, Ms. Chen resigned from the office of Vice President of Public Relations. She is also a director of Shenzhen Minghua Environmental Protection Vehicles Co. Ltd., Guangzhou City View Bus Installation Company, and Beijing China Cardinal Real Estate Consulting Co. Ltd., all of which are the Company’s subsidiaries. Ms. Chen is the Vice Secretary of the Zhang Xue-Liang Fund Association and has held such position and other positions with such Association over the past five years. The Zhang Xue-Liang Fund Association is in the business of arranging meetings, conferences and exhibitions. It also provides public relations and investor relations support to its clients. Prior to joining the Zhang Xue-Liang Fund Association, Ms. Chen held various key positions with television stations and public relations companies in China. Ms. Chen holds a Master’s degree in International Finance from Beijing University.

Xinmin Pan became the Company’s Chief Financial Officer on December 4, 2006. Prior to his appointment, Mr. Pan has worked as an accountant with the Company since October 2006. Before joining the Company Mr. Pan served as the General Accountant for ZhongFang Investment Holding Ltd. from March 2006 to October 2006, as the Chief Financial Officer of the Beijing JinLang Hotel from January 2002 to March 2006, as the Chief Financial Officer of the Beijing Happy Holiday Hotel from January 2001 to January 2002, and as Chief Accountant and Chair of the Financing Department of North China Jinghai Industry Corporation, from November 1990 to January 2001.

Hui Chen was appointed to the Board of Directors on and effective December 2, 2005. Mr. Chen has been serving as the Vice General Manager of Beijing Qiang Long Real Estate Development Company, a real estate development and investment company, since 1999. Mr. Chen graduated from Xi’an University of Architecture and Technology in 1991.

Li Hong Liang became a director on May 10, 2004. Mr. Li acted as vice general manager of Beijing JiuFa Industry Ltd., a company engaged in commerce and trade, from 1994 to 2003. He served as vice general manager of China Cardinal Limited from 2003 to 2004. China Cardinal Limited is engaged in the business of acting as an investment company.

Wei Wang became a director on November 12, 2007. Ms. Wang acted as a director of Manchuria Tianrui Investment Co., Ltd from 1999 to 2005. Ms. Wang has been serving as the Chairman of China Cardinal since 2005. Mr. Wang has also been the President and Chairman of Beijing SOD since January 2007. In addition, Ms. Wang has been serving as the Chairman of both Daykeen and Top Time since 2006. Ms. Wang graduated from Saint Petersburg National Technology University of Russia in 1998.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Board Composition and Committees

The board of directors is currently composed of five members, Mr. Chang-de Li, Ms. Jie Chen, Mr. Hui Chen, Mr. Li Hong Liang and Ms. Wei Wang. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees. Our entire board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

None of our directors is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

During the 2006 fiscal year, we did not pay our directors any compensation for their services as our directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We do reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On March 8, 2004, our board of directors adopted a code of ethics that our principal financial officer, principal accounting officer or controller and any person who may perform similar functions is subject to. We have incorporated the code of ethics herein by reference to exhibit 14 to our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2003.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during 2006: Chang-de Li, our former Chief Executive Officer and Jie Chen, our current Chief Executive Officer, who became our Chief Executive Officer upon the resignation of Mr. Li. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Chang-de Li, Chairman (1)	2006	0	-	-	-	-	-	-	0
Jie Chen, CEO and Director	2006	49,132	-	-	-	-	-	-	49,132

Narrative to Summary Compensation Table

(1) Chang-de Li served as our Chief Executive Officer and as our Chief Financial Officer until Jie Chen’s and Xinmin Pan’s respective appointments to those offices in September and October 2006, respectively.

(2) Ms. Chen was appointed as our Chief Executive Officer on September 22, 2006 when Mr. Li resigned as our Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives, during the fiscal year ended December 31, 2006.

Employment Agreements

We have an employment agreement with Mr. Xinmin Pan who became our Chief Financial Officer in December 2006 after serving as our accountant from October 2006 to December 2006. We are obligated to pay him an annual salary of RMB 72,000, or $13,500. In addition, we have a verbal understanding with our Chairman, Chang-de Li regarding the payment to him of an annual salary in the amount of $107,692 and we have a verbal understanding with our Director and Vice President of Public Relations, Jie Chen regarding the payment to her of an annual salary of $92,318. In accordance with a verbal agreement between Mr. Li and the Company, Mr. Li did not receive any compensation from the Company in 2006.

Our subsidiary Beijing SOD also has an employment agreement with its President, Ms. Wei Wang. Ms. Wang’s employment agreement became effective as of June 1, 2007 and terminates on June 1, 2010. We expect that this agreement will be renewed by the parties upon its expiration. There is no compensation provision in this employment agreement. Ms. Wang did not receive any compensation from Beijing SOD in 2006.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Certain Relationships and Related Transactions

The following includes a summary of transactions since the beginning of the 2006 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•
Before moving into its current principal executive office in June 2004, the Company rented its old principal executive office at 10th Floor, Guangdong Bianfang Building, Fu Jing Road, Fu Tian District, Shenzhen, People's Republic of China. The office was owned by Minghua Real Estate (Shenzhen) Ltd., formerly known as Minghua Investment Co., Ltd. (“Minghua Real Estate”) which is owned by a British Virgin Island company whose sole shareholder is Chuquan Li, the ex-chairman and current shareholder of the Company. While at that location, we paid Minghua Real Estate an annual rental of $153,600 under our leasing arrangement for such space.

•
On January 19, 2004, our wholly-owned subsidiary, Minghua Hong Kong and Jinmou Li, the son of the ex-chairman and current shareholder of the Company, Chuquan Li, entered into a stock purchase agreement relating to the sale by Jinmou Li to Minghua Hong Kong of 100% of the equity in Asia Key for a purchase price of RMB 8,200,000 (approximately, US$990,709) and 1,410,500 shares of the Company’s common stock. Asia Key’s only asset is a 15% equity interest in the Environmental Vehicle Company. The parties agreed upon a valuation of the Environmental Vehicle Company of RMB 273,000,000 (approximately, US$32,983,363.34), which was calculated based upon the paid-up capital, accumulated funds and the value of the production project and stock value. The parties further agreed that RMB 40,980,000 (approximately, US$4,951,121) constitutes the value of the 15% interest that Minghua Hong Kong acquired. The Company’s shares that were issued as partial consideration for the 15% equity interest were valued at a price of $2.80 per share.

•
Our Chairman Chang-de Li is affiliated with Qiang Long. We entered into a contract, dated January 29, 2004, with Qiang Long, or the Qiang Long Contract, under which, as amended and supplemented from time to time, Qiang Long is obligated to purchase 7,000,000 shares of our common stock at an aggregate purchase price of US$29,400,000, or $4.20 per Share, US$653,795 of which was paid to us as a performance bond at the signing of the Qiang Long Contract, another US$632,911 of which was paid to us in 2006 in exchange for 150,693 Shares, and the balance of US$28,113,294 of which was to be paid in full by June 30, 2007, for the remaining 6,849,307 Shares. On June 29, 2007, we entered into a letter agreement, or the Letter Agreement, with Qiang Long, pursuant to which we acknowledged receipt of the balance of US$28,113,294 from Qiang Long as fulfillment of Qiang Long’s investment obligation, and agreed to issue the remaining shares to Qiang Long within 15 business days after the completion of our 1-for-20 reverse split, which took place on October 16, 2007.

•
Our director Hong Liang Li is also the Vice Manager of China Cardinal Limited. On January 13, 2004 we and China Cardinal Limited entered into an investment Contract pursuant to which China Cardinal Limited purchased 824,176 shares of our common stock for an aggregate price of US$2,307,692.

•
Prior to December 2006, Qianglong Real Estate Co., Ltd., or Qianglong, an entity controlled by our chairman and controlling shareholder, Changde Li was a 51% stockholder of Beijing SOD, Top Time’s majority-owned subsidiary. On December 22, 2006, Top Time completed an equity transfer agreement with the then stockholders of Beijing SOD, including Qianglong, pursuant to which, Qianglong transferred its 51% equity interest in Beijing SOD to Top Time for a purchase price of $30,960,000. The purchase price was payable in three installments, due within 3 months, 6 months and 1 year of the amendment to Beijing SOD’s license, respectively. An English translation of the equity transfer agreement is filed herewith as Exhibit 10.6.

•
Pursuant to certain agreements, dated December 22, 2006 and December 27, 2006, Daykeen assumed Top Time’s obligation to pay Qianglong for the acquisition of Beijing SOD under the December 22, 2006 agreement in exchange for 5,482 shares of Top Time. An English translation of each of these agreements is filed herewith as Exhibits 10.7 and 10.8, herewith.

•
On November 12, 2007, we completed an acquisition transaction with Top Time whereby we paid Daykeen, Top Time’s sole shareholder, a total consideration of $54.9 million (RMB 407 million, based on an exchange ratio of $1=RMB 7.414), in exchange for 100% ownership of Top Time, consisting of $30 million in cash and $24.9 million in shares of our common stock issuable within 90 days of the closing. The equity portion of the purchase price amounts to a total of 62,250,000 shares of our common stock (based upon $0.02/share, the average of the closing price of the Company’s common stock on the OTCBB for the 365 calendar days prior to May 31, 2007, which was adjusted for our stock split which occurred on October 16, 2007 and resulted an effective purchase price of $0.40 per share). Beijing SOD thereby became our 90% indirectly owned subsidiary and Daykeen will become our controlling stockholder upon our issuance to Daykeen of the equity portion of the purchase price in accordance with the Stock Purchase Agreement.

Daykeen is owned and controlled by Wei Wang, our director and 5% shareholder. Wei Wang is the chairman and beneficial owner of China Cardinal, the holder of 5% of our shares of common stock.

During the six months ended June 30, 2007, Top Time loaned money to its shareholder, Guo Qing Tan. The loan bears no interest and does not have fixed repayment terms. As of June 30, 2007, the balance of the loan was $114,852.

In light of Mr. Li’s prior involvement with Top Time, our board of directors obtained an independent valuation from Asset Appraisal Limited, a Hong Kong-based asset appraisal company, evaluated the financial condition and prospects of Top Time and determined that a purchase price of $54.9 million for Top Time was reasonable. The valuation report is attached as Exhibit 99 to this Current Report. The board determined that it would be in the Company’s best interests to pay the purchase price in a combination of cash and stock.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Child, Van Wagoner & Bradshaw, PLLC has served as our independent auditor in connection with the audits of our fiscal years ended December 31, 2006 and 2005, and review of the subsequent interim period through September 30, 2007

In connection with our reverse merger transaction, our board of directors recommended and approved the appointment of Child, Van Wagoner & Bradshaw, PLLC as the independent auditor for our subsidiary Top Time International Limited for the year ended December 31, 2006, for the period from March 18, 2005 (inception) to December 31, 2005, and the cumulative period from March 18, 2005 (inception) to December 31, 2006.

During the fiscal years ended December 31, 2006 and 2005 and through the date hereof, neither us nor anyone acting on our behalf consulted Child, Van Wagoner & Bradshaw, PLLC with respect to (i) the application off accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Top Time International Limited’s financial statements, and neither a written report was provided to us or oral advice was provided that Child, Van Wagoner & Bradshaw, PLLC concluded was an important factor considered by us in reaching a decision as to the accounting , auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-B.

DESCRIPTION OF SECURITIES

Common Stock

We are presently authorized to issue 200,000,000 shares Common Stock, par value $0.01 per share. On October 16, 2007, we amended our certificate of incorporation to effect a 1-for-20 reverse split of our outstanding common stock. As a result of the reverse split, the number of shares of our outstanding common stock was reduced from 198,509,866 shares to 9,925,493 shares.

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the Common Stock, when and if declared by the board of directors, from funds legally available therefore. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of common stock subject to redemption or convertible into other of our securities. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which our shareholders are required or permitted to vote.

We have not paid any cash dividends with respect to our common stock in the last two fiscal years. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

Currently we are not authorized to issue any preferred stock.

Transfer Agent and Registrar

The transfer agent of our common stock is American Stock Transfer & Trust Company whose address is at Operations Center 6201 15th Avenue, Brooklyn, NY 11219, (718) 921-8210.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted under the symbol “MGHA.OB” on the Over The Counter Bulletin Board, or OTCBB, maintained by the National Association of Securities Dealers, Inc. The CUSIP number is 16942Q109.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices have not been adjusted to reflect our 1-for-20 reverse stock split which occurred on October 16, 2007, because NASDAQ has not taken actions to effect the post-split trading of our common stock and we are in the process of obtaining our new symbol on the OTCBB.

	Closing Prices (1)
	High	Low
Year Ended December 31, 2007

1st Quarter	$0.04	$0.01
2nd Quarter	$0.055	$0.025
3rd Quarter	$0.36	$0.11
4th Quarter (through November 12, 2007)	$0.36	$0.055

Year Ended December 31, 2006

1st Quarter	$0.05	$0.017
2nd Quarter	$0.003	$0.017
3rd Quarter	$0.02	$0.015
4th Quarter	$0.025	$0.01

Year Ended December 31, 2005

1st Quarter	$0.30	$0.11
2nd Quarter	$0.15	$0.07
3rd Quarter	$0.09	$0.02
4th Quarter	$0.04	$0.01

________________________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Approximate Number of Holders of Our Common Stock

On November 12, 2007, there were approximately 268 stockholders of record of our common stock.

Dividends

We have not paid any cash dividends with respect to our common stock in the last two fiscal years. We presently intend to retain future earnings to finance our development and expansion and therefore do not anticipate the payment of any cash dividends in the foreseeable future. Payment of future dividends, if any, will depend upon our future earnings and capital requirements and other factors that our board of directors considers appropriate.

RESENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On June 29, 2007, the Company consummated an investment transaction pursuant to which the Company sold to Qiang Long Real Estate Development Co., Ltd., 7,000,000 shares of the Company’s common stock, for a purchase price, in the aggregate, of $29,400,000 or $4.20 per share. The issuance of our shares to Qiang Long was made in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulation S thereunder.

The Company’s reliance upon Regulation S was based upon the following factors (a) the stockholder is neither a U.S. person nor acquiring the Shares for the account or benefit of any U.S. person, (b) the stockholder agreed not to offer or sell the Shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) the stockholder made its subscription from its offices at an address outside of the United States and (d) the stockholder or its advisor has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of, and protecting its interests in connection with an investment in the Company.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Upon the consummation of all the transactions contemplated by the Stock Purchase Agreement, Daykeen, the former stockholder of Top Time will own 81.34% of the total outstanding shares of our capital stock and 81.34% of the total voting power of all our outstanding voting securities. Daykeen is beneficially owned and controlled by our director Wei Wang.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition, as of November 12, 2007, Yun Dong Luan submitted his resignation letter pursuant to which he resigned from his position as our director effective immediately. The resignation of Mr. Luan is not in connection with any known disagreement with us on any matter. Ms. Wei Wang was appointed to the board of directors at the effective time of the resignation of Mr. Luan.

A copy of this report has been provided to Yun Dong Luan. Mr. Luan has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

For certain biographical and other information regarding the newly appointed director, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On October 16, 2007, China Longyi Group International Holdings Limited, a New York company, filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of New York, pursuant to which the Company (i) changed its name to “China Longyi Group International Holdings Limited” and (ii) effectuated a 1-for-20 reverse stock split of all issued and outstanding shares of the Company’s common stock.

The new CUSIP number for the Company’s common stock is 16942Q 109. We are in the process of obtaining a new symbol for the Company’s common stock on the OTCBB.

The Certificate of Amendment to Certificate of Incorporation of the Company is attached hereto as Exhibit 3.4 and is incorporated herein by reference.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the following:

1. Unaudited consolidated financial statements of Top Time for the six-month period ended June 30, 2007.

2. Audited consolidated financial statements of Top Time for the period March 18, 2005 (Inception) to December 31, 2006

(b) Pro Forma Financial Information

Filed herewith are the following:

1. Unaudited pro forma financial information of the Registrant and its subsidiaries for the requisite periods.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.1 of the Form 10-KSB filed on April 15, 2002 in Commission file number 0-30183]

3.2
Certificate of Amendment of Certificate of Incorporation of the Company [Incorporated by reference to Appendix A of the Definitive Proxy Statement of the Company filed on July 3, 2001 in Commission file number 0-30183]

3.3	Amended and Restated Bylaws of the Company [Incorporated by reference to Exhibit 3.3 of the Form 10-KSB filed on April 15, 2002 in Commission file number 0-30183 in Commission file number 0-30183]

3.4	Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of the State of New York on October 16, 2007

10.1	Share Purchase Agreement, between the Company and Daykeen, dated November 12, 2007.

10.2
Letter Agreement, dated as of June 29, 2007, between Minghua Group International Holdings Limited and Qiang Long Real Estate Development Co., Ltd. [incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of the Company filed on July 6, 2007 in Commission file number 0-30183].

10.3
Lease Agreement, dated May 30, 2004, between Liu Gui Zhi and Beijing China Cardinal Real Estate Consulting Ltd. [incorporated by reference to Exhibit 10.25 of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2004].

10.4
Lease Agreement, dated May 20, 2004, between Shenzhen Minghua Environmental Protection Vehicle Co., Ltd. and Richard Zhang [incorporated by reference to Exhibit 10.26 of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2004].

10.5	Employment Agreement, dated June 1, 2007, by and between Beijing SOD and Wei Wang.

10.6	Equity Transfer Agreement, dated December 22, 2006, by and between Beijing Qiang Long and Top Time

10.7	Loan Agreement, dated December 22, 2006, by and between Top Time and Daykeen.

10.8	Agreement, dated December 27, 2006, by and between Top Time and Daykeen.

14	Code of Ethics [incorporated by reference to Exhibit 14 of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2003]

21	A description of the subsidiaries of the registrant.

99	Valuation Report of Asset Appraisal Limited, dated September 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED

Date: November 13, 2007

/s/ Jie Chen
Chief Executive Officer

TOP TIME INTERNATIONAL LIMITED
(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED
JUNE 30, 2007

(UNAUDITED)

Top Time International Limited
(A DEVELOPMENT STAGE ENTERPRISE)
Consolidated Balance Sheet (unaudited)

June 30, 2007

ASSETS
Current assets
Cash and cash equivalents	$635,208
Interest income receivable	44,033
Advance and prepayment	231,853
Inventory	116,957

Total current assets	1,028,051
Due from stockholders	114,852
Property, plant and equipment (net)	342,624
Construction in progress	60,939

Total assets	$1,546,466

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$152,058
Accrued liabilities and others	28,065

Total current liabilities	180,123

Minority interest	137,520

Stockholders' equity
Common stock : par value $0.1282 (1HKD) 500,000,000 shares authorized, 427,596,001 shares issued and outstanding	54,820,000
Additional paid in capital	(52,560,652)
Accumulated other comprehensive loss	65,899
Deficit accumulated during the development stage	(1,096,424)

Total stockholders' equity	1,228,823

Total liabilities and stockholders' equity	$1,546,466

See the accompanying notes to the unaudited consolidated financial statements.

Top Time International Limited
(A DEVELOPMENT STAGE ENTERPRISE)
Consolidated Statements of Operations and Comprehensive Losses (unaudited)

	Six months ended		March 18, 2005 (inception) to June 30, 2007
	June 30, 2007	June 30, 2006

Revenues
Sales revenues	$-	$-	$-
Cost of sales	-	-	-
Gross profit	-	-	-

Operating expenses
Advertising	-	-	818,574
Selling expenses	-	-	20,758
Other general and administrative	138,899	30,416	422,185
Total operating expneses	138,899	30,416	1,261,517

Loss for operations	(138,899)	(30,416)	(1,261,517)

Other income (expense)
Interest income	31,375	-	44,257
Total other income	31,375	-	44,257

Net loss before income taxes and minority interest	(107,524)	(30,416)	(1,217,260)
Inocme taxes	-	-	-
Net loss before minority interest	(107,524)	(30,416)	(1,217,260)
Minority interest	10,675	3,042	120,836

Net loss	$(96,849)	$(27,374)	$(1,096,424)

Foreign currency translation adjustment	30,982	11,468	65,899

Comprehensive loss	$(65,867)	$(15,906)	$(1,030,525)

Basic and diluted loss per share	$(0.000)	$(0.000)	$(0.000)

Denominator for basic and diluted LPS	427,596,001	427,596,001	427,596,001

See the accompanying notes to the unaudited consolidated financial statements

Top Time International Limited
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows (unaudited)

	For the six months ended		March 18, 2005 (inception) to June 30, 2007
	June 30, 2007	June 30, 2006

Cash flows from operating activities:
Net loss	$(96,849)	$(27,374)	$(1,096,424)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	24,592	5,722	58,101
Minority interests	(10,675)	(3,042)	(120,836)
Write-off inventory	7,056	-	7,056
Changes in operating liabilities and assets:
Interest income receivable	(31,346)	-	(31,346)
Inventories	-	(2,857)	(121,111)
Advances and prepayment	100,509	(62,757)	(225,173)
Accounts payable and other accrued liabilities	93,166	(25,317)	176,613
Tax payable	-	-	203
Net cash used in operations	86,453	(115,625)	(1,352,917)

Cash flows from investing activities :
Advance to director	-	-	(4,305)
Purchases of property, plant and equipment	(164,110)	-	(590,376)
Purchases of construction in progress	(31,353)	-	(59,803)
Related party receivable	906,689	-	(2,235)
Net cash used in investing activities	711,226	-	(656,719)

Cash flows from financing activities :
Advanced from shareholders and directors	-	193,197	303,380
Payment to shareholders and directors payable	(216,821)	-	(216,821)
Proceeds from capital contribution	-	-	2,510,387
Net cash provided by financing activities	(216,821)	193,197	2,596,946
Effect of rate changes on cash	9,102	609	47,898
Increase in cash and cash equivalents	589,960	78,181	635,208
Cash and cash equivalents, beginning of period	45,248	21,881	-
Cash and cash equivalents, end of period	$635,208	$100,062	$635,208

Supplemental disclosures of cash flow information :
Interest paid in cash	$-	$-	$-
Income taxes paid in cash	$-	$-	$-

See the accompanying notes to the unaudited consolidated financial statements

1.	BUSINESS DESCRIPTION AND ORGANIZATION
Top Time International Limited (“Top Time”) is a corporation organized under the laws of Hong Kong on October 23, 2006.

On December 22, 2006, Top Time completed an agreement for share exchange with the stockholders of Chongqing JiuZhou Dismutuse Biology Technology Company Limited (“Chongqing”). Pursuant to the agreement, Qianglong Real Estate Co., Ltd. has transferred its 51% shares of Chongqing to Top Time. Tan Guoqing transferred 30.8% shares of Chongqing to Top Time, and He Rongqing, Nie Jialing, and Yang Zongmin transferred 4.1%, 2.05% and 2.05% shares of Chongqing to Top Time at the same time.

After the above mentioned transactions, Top Time holds 90% of Chongqing. Chongqing was approved by Chongqing Administration Industry & Commerce on January 16, 2007, the Business License number is Qi He Yu Zong Zi No. 80226, and the registered capital is 33,880,000 RMB which is equal to 4,230,295 USD.

The business scope of Chongqing is to develop, produce and sell biological products, food, medicine, skin-protecting products, biochemical materials and such technology transferring , and to develop, produce and sell SOD (superoxide dismutase, oxidoreductase, a kind of special enzyme containing the metallic ions such as Cu, Zn, Mn and Fe) liquid and powder.

The consolidated entity is hereafter referred to as “the Company”
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
	a.	Quarterly Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB but do not include all of the information and footnotes required by generally accepted accounting principles and should, therefore, be read in conjunction with the Company’s 2006 financial statements. These statements do include all normal recurring adjustments which the Company believes necessary for a fair presentation of the statements. The interim operating results are not necessarily indicative of the results for a full year.

	b.	Principles of Presentation
The consolidated financial statements include the accounts of Top Time and Chongqing. All material inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of Top Time and Chongqing, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the Hong Kong and PRC respectively. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

	c.	Principles of Consolidation

The Company entered into a stock purchase agreement, dated December 22, 2006 for acquisition of shares of Chongqing, which is a Sino-Foreign enterprise established in March 18, 2005.

The acquisition was accounted for as a transfer of entities under common control. Accordingly, the operations of Chongqing for the periods ended June 30, 2007 and 2006 are included in the consolidated statements as if the transaction had occurred at the beginning of the first period presented, each account stated at its historical cost.

	d.	Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
	e.	Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

	f.	Foreign Currencies

The company has determined The Peoples Republic of China Chinese Yuan Renminbi (“RMB”) to be its functional currency. The accompanying consolidated financial statements are presented in United States (US) dollars. The consolidation financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	g.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	h.	Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Chongqing are limited by certain statutory regulations in the PRC. No dividends may be paid by Chongqing without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

	i.	Significant Estimates

Several areas require significant management estimates relating to uncertainties for which it is reasonably possible that there will be a material change in the near term. The more significant areas requiring the use of management estimates related to property and equipment, accrued liabilities and, the useful lives for depreciation.

	j.	Revenue Recognition

Revenues are recognized as earned when the following four criteria are met: (1) a customer issues purchase orders or otherwise agrees to purchase products; (2) products are delivered to the customer; (3) pricing is fixed or determined in accordance with the purchase order or agreement; and (4) collectibility is reasonably assured.

	k.	Cash and Cash Equivalents

The Company invests idle cash primarily in money market accounts, certificates of deposits and short-term commercial paper. Money market funds and all highly liquid debt instruments with an original maturity of three months or less are considered cash equivalents.

Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

3.	Related Party Transactions
The Company makes travel advances to its staff, including officers and directors, in the ordinary course of business.

In addition, the Company has borrowed money to stockholders and directors. These loans bear no interest and have no fixed repayment terms. The amounts included in the caption ‘Due from stockholder’ amounted $114,852 as of June 30, 2007.

4.	Advances and Prepayments
Advances and prepayments consist of travel advances to staff and prepayments to vendors, which totaled $231,853 at June 30, 2007.
5.	Inventories
Inventories are stated at the lower of cost or market. Cost includes the cost of purchase. Cost is determined using the weighted average method for all the inventory.
6.	Property, Plant and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The annual depreciation rates used are as follows:

Annual depreciation rates

Plant and machinery	4.75-9.50%
Furniture and fixture	9.50%
Office equipment	19%
Motor vehicles	19%

Property, plant and equipment at cost consisted of:

June 30, 2007

Plant and machinery	$330,440
Furniture and fixture	3,209
Office equipment	21,438
Motor vehicles	46,806
Subtotal	401,893
Less: Accumulated depreciation	(59,269)
Net Property, plant and equipment	$342,624

7.	Impairment of Long-Lived Assets

The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS No.144, long-lived assets, such as property, plant, and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

8.	Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently enacted tax laws.

The Company did not provide any current or deferred income tax provision or benefit for any period presented to date because it has experienced operating losses since inception. The benefit of any tax loss carryforwards is fully offset by a valuation allowance, as there is a more than fifty percent chance that the Company will not realize those benefits.

9.	Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

The fair values of all assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes for the period ended June 30, 2007.

10.	New Accounting Pronouncements

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company expects to adopt this statement effective January 1, 2008 and we have not yet determined the impact, if any, that the implementation of SFAS No. 159 will have on our financial statements.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measures” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No.157 is effective the first quarter of our 2008 fiscal year with early adoption permitted. The company has not yet determined the impact, if any, that the implementation of SFAS No.157 will have on our financial statements.

In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event”. This position addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event, amending paragraphs 32 and A229 of SFAS No. 123 (revised 2004), “Share-Based Payment”. The Company’s statement of operations will be impacted in the event that the Company compensates its employees with equity securities in the future.

In October 2005, the FASB issued Staff Position No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period”. This position addresses the accounting for rental costs associated with operating leases that are incurred during a construction period. Management believes that this position has no application to the Company.

TOP TIME INTERNATIONAL LIMITED
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD MARCH 18, 2005 (INCEPTION) TO DECEMBER 31, 2006

TOP TIME INTERNATIONAL LIMITED
(A DEVELOPMENT STAGE ENTERPRISE)

Top Time International Limited
(A Development Stage Enterprise)
Consolidated Balance Sheet

December 31, 2006

ASSETS
Current assets
Cash and cash equivalents	$45,248
Due from a director	4,305
Advance and prepayment	325,681
Inventory	121,111
Loan to related company	908,924

Total current assets	1,405,269

Property, plant and equipment (net)	392,757
Construction in progress	28,450

Total assets	$1,826,476

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$69,002
Accrued liabilities	14,444
Tax payable	203
Due to shareholder and director	303,380

Total current liabilities	387,029

Minority interest	144,757

Stockholders' equity
Common stock : par value $0.1282 (1HKD)
500,000,000 shares authorized, 427,596,001
shares issued and outstanding	54,820,000
Additional paid in capital	(52,560,652)
Deficits accumulated during the development stage	(999,575)
Accumulated other comprehensive income	34,917

Total stockholders' equity	1,294,690

Total liabilities and stockholders' equity	$1,826,476

See the accompanying notes to the consolidated financial statements.

Top Time International Limited
(A Development Stage Enterprise)
Consolidated Statements of Operations and Comprehensive Losses

		March 18, 2005	March 18, 2005
	Year Ended	(inception) to	(inception) to
	December 31, 2006	December 31, 2005	December 31, 2006

Sales revenues	$-	$-	$-
Cost of goods sold	-	-	-

Gross profit	-	-	-

Operating expenses
Advertising	818,574	-	818,574
Selling expenses	20,758	-	20,758
Other general and administrative	239,627	43,659	283,286

Total operating expenses	1,078,959	43,659	1,122,618

Net operating loss	(1,078,959)	(43,659)	(1,122,618)

Other income (expense)
Interest income	12,882	-	12,882

Total other income	12,882	-	12,882

Net loss before taxes and minority interest	(1,066,077)	(43,659)	(1,109,736)
Income taxes	-	-	-

Net loss before minority interest	(1,066,077)	(43,659)	(1,109,736)
Minority interest	105,795	4,366	110,161
Net loss	$(960,282)	$(39,293)	$(999,575)
Foreign currency translation adjustment	34,917	-	34,917

Comprehensive loss	$(925,365)	$(39,293)	$(964,658)
Common stock : par value $0.1282 (1HK)
Basic and diluted loss per share	$(0.002)	$(0.000)	$(0.002)
Denominater for basis LPS	427,596,001	427,596,001	427,596,001

See the accompanying notes to the consolidated financial statements

TOP TIME INTERNATIONAL LIMITED
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

					Accumulated
	Common stocks		Additional	Accumulated	Other Comprehensive	Stockholders’
	Shares	Amount	paid in capital	Deficit	income	Equity

Issuance of 427,596,001 shares of $0.1282051 par value at par	427,596,001	$54,820,000	$(54,820,000)	$-	$-	$-

Net loss: March 18, 2005 (inception) to December 31, 2005		-	-	(39,293)	-	(39,293)

Balance at December 31, 2005	427,596,001	$54,820,000	$(54,820,000)	$(39,293)	$-	$(39,293)

Subsidiary capital contributions from shareholders			2,259,348	-	-	$2,259,348

Net loss for the year ended 2006				(960,282)	-	$(960,282)

Foreign currency translation adjustment					34,917	$34,917

Balance at December 31, 2006	427,596,001	$54,820,000	$(52,560,652)	$(999,575)	$34,917	$1,294,690

See the accompanying notes to the consolidated financial statements

Top Time International Limited
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows

		March 18, 2005	March 18, 2005
	Year Ended	(inception) to	(inception) to
	December 31, 2006	December 31, 2005	December 31, 2006
Cash flows from operating activities:

Net loss	$(960,282)	$(39,293)	$(999,575)
Adjustments to reconcile net loss
to net cash provided by operations:
Depreciation and amortization	13,324	20,185	33,509
Minority interests	(105,795)	(4,366)	(110,161)
Changes in operating liabilities and assets:			0
Inventories	(101,595)	(19,516)	(121,111)
Advances and prepayment	(295,695)	(29,987)	(325,682)
Accounts payable and other accrued liabilities	54,419	29,028	83,447
Tax payable	203	-	203

Net cash used in operations	(1,395,421)	(43,949)	(1,439,370)

Cash flows from investing activities :
Advance to director	(4,305)	-	(4,305)
Purchases of property, plant and equipment	(236,308)	(189,958)	(426,266)
Purchases of construction in progress	(28,450)	-	(28,450)
Related party receivable	(908,924)	-	(908,924)

Net cash used in investing activities	(1,177,987)	(189,958)	(1,367,945)

Cash flows from financing activities :
Advanced from shareholders and directors	47,592	255,788	303,380
Proceeds from capital contribution	2,510,387	-	2,510,387

Net cash provided by financing activities	2,557,979	255,788	2,813,767
Effect of rate changes on cash	38,796	-	38,796

Increase in cash and cash equivalents	23,367	21,881	45,248
Cash and cash equivalents, beginning of period	21,881	-	-

Cash and cash equivalents, end of period	$45,248	$21,881	$45,248

Supplemental disclosures of cash flow information :
Interest paid in cash	$-	$-
Income taxes paid in cash	$-	$-

See the accompanying notes to the consolidated financial statements

1.	BUSINESS DESCRIPTION AND ORGANIZATION
Top Time International Limited (“Top Time”) is a corporation organized under the laws of Hong Kong on October 23, 2006.

On December 22, 2006, Top Time completed an agreement for share exchange with the stockholders of Chongqing JiuZhou Dismutuse Biology Technology Company Limited (“Chongqing”). Pursuant to the agreement, Qianglong Real Estate Co., Ltd. has transferred its 51% shares of Chongqing to Top Time. Tan Guoqing transferred 30.8% shares of Chongqing to Top Time, and He Rongqing, Nie Jialing, and Yang Zongmin transferred 4.1%, 2.05% and 2.05% shares of Chongqing to Top Time at the same time.

After the above mentioned transactions, Top Time holds 90% of Chongqing.

The business scope of Chongqing is to develop, produce and sell biological products, food, medicine, skin-protecting products, biochemical materials and such technology transferring , and to develop, produce and sell SOD (superoxide dismutase, oxidoreductase, a kind of special enzyme containing the metallic ions such as Cu, Zn, Mn and Fe) liquid and powder.

The consolidated entity is hereafter referred to as “the Company”
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
	a.	Principles of Presentation
The consolidated financial statements include the accounts of Top Time and Chongqing. All material inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of Top Time and Chongqing, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the Hong Kong and PRC respectively. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

	b.	Principles of Consolidation

The Company entered into a stock purchase agreement, dated December 22, 2006 for acquisition of shares of Chongqing, which is a Sino-Foreign enterprise established in March 18, 2005.

The acquisition was accounted for as a transfer of entities under common control. Accordingly, the operations of Chongqing for the years ended December 31, 2006 and 2005 are included in the consolidated statements as if the transaction had occurred at the beginning of the first period presented, each account stated at its historical cost.

	c.	Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

	d.	Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
	e.	Foreign Currencies

The company has determined The Peoples Republic of China Chinese Yuan Renminbi (“RMB”) to be its functional currency. The accompanying consolidated financial statements are presented in United States (US) dollars. The consolidation financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	f.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	g.	Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Chongqing are limited by certain statutory regulations in the PRC. No dividends may be paid by Chongqing without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

	h.	Significant Estimates

Several areas require significant management estimates relating to uncertainties for which it is reasonably possible that there will be a material change in the near term. The more significant areas requiring the use of management estimates related to property and equipment, accrued liabilities and, and the useful lives for depreciation.

	i.	Revenue Recognition

Revenues are recognized as earned when the following four criteria are met: (1) a customer issues purchase orders or otherwise agrees to purchase products; (2) products are delivered to the customer; (3) pricing is fixed or determined in accordance with the purchase order or agreement; and (4) collectibility is reasonably assured.

	j.	Cash and Cash Equivalents

The Company invests idle cash primarily in money market accounts, certificates of deposits and short-term commercial paper. Money market funds and all highly liquid debt instruments with an original maturity of three months or less are considered cash equivalents.

Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

3.	Related Party Transactions

The Company makes travel advances to its staff, including officers and directors, in the ordinary course of business. At December 31, 2006 the Company had a travel advance due from a director in the amount of $4,305.

The Company has made short-term loans to a company with common owners and directors. Such loans bear interest at 8% and are due one year from the date of advance. The loan balance including interest at December 31, 2006 totaled $908,924.

The Company has borrowed money from a stockholder and director. These loans bear no interest and have no fixed repayment terms. The amounts included in the caption ‘Due to shareholder and director’ within current liabilities totaled $303,380.

4.	Advances and Prepayments
Advances and prepayments consist of travel advances to staff and prepayments to vendors, which totaled $325,681 at December 31, 2006.
5.	Inventories
Inventories are stated at the lower of cost or market. Cost includes the cost of purchase. Cost is determined using the weighted average method for all inventories.
Inventories consisted of:

December 31, 2006

Raw Material	$692
Semi-finished products	110,387
Packing	6,863
Low value consumables	3,169

Total	$121,111

6.	Property, Plant and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The annual depreciation rates used are as follows:

Annual depreciation rates

Plant and machinery	4.75-9.50%
Furniture and fixture	9.50%
Office equipment	19%
Motor vehicles	19%

Property, plant and equipment at cost consisted of:

December 31, 2006

Plant and machinery	$357,264
Furniture and fixture	3,104
Office equipment	19,092
Motor vehicles	46,806
Subtotal	426,266
Less: Accumulated depreciation	(33,509)
Net Property, plant and equipment	$392,757
Depreciation expenses	$13,324

Construction in progress at cost consisted of:

Leasehold improvements	$28,450

7.	Impairment of Long-Lived Assets

The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS No.144, long-lived assets, such as property, plant, and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

8.	Advertising Costs
All costs associated with advertising and promoting the Company’s products are expensed in the period incurred. Advertising expense was $818,574 for the year ended December 31, 2006.
9.	Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently enacted tax laws.

The Company did not provide any current or deferred income tax provision or benefit for any period presented to date because it has experienced operating losses since inception. The benefit of any tax loss carryforwards is fully offset by a valuation allowance, as there is a more than fifty percent chance that the Company will not realize those benefits.

10.	Commitments
In accordance with the non-cancelable office leasing contract, the Company’s future minimum payments as of December 31, 2006 are:

Year ended 2007	$115,020

Year ended 2008 to 2011 ($4,287 each year)	$17,148

11.	Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

The fair values of all assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes in 2006.

12.	New Accounting Pronouncements

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company expects to adopt this statement effective January 1, 2008 and we have not yet determined the impact, if any, that the implementation of SFAS No. 159 will have on our financial statements.

In September 2006, the FASB issued SFAS No.157, “Fair Value Measures” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No.157 is effective the first quarter of our 2008 fiscal year with early adoption permitted. The company has not yet determined the impact, if any, that the implementation of SFAS No.157 will have on our financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”. The statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company expects that the Statement will have no material impact on its financial statements.

In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event”. This position addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event, amending paragraphs 32 and A229 of SFAS No. 123 (revised 2004), “Share-Based Payment”. The Company’s statement of operations will be impacted in the event that the Company compensates its employees with equity securities in the future.

In October 2005, the FASB issued Staff Position No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period”. This position addresses the accounting for rental costs associated with operating leases that are incurred during a construction period. Management believes that this position has no application to the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaced Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on the Company’s operations will depend on future accounting pronouncements or changes in accounting principles.

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED
Unaudited Pro Forma Consolidated Financial Statements

CHINA LONGYI INTERNATIONAL HOLDINGS LIMITED

UNAUDITED   PROFORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007
	MH	TT	Proforma Adjustment	Proforma Total
	US$	US$	US$	US$
ASSETS
Current assets
Cash and cash equivalents	28,197,819	635,208	(28,833,027)	0
Interest income receivable	48,445	44,033	-	92,478
Other receivable	44,947	-	-	44,947
Advance prepaid	-	231,853	-	231,853
Inventory	-	116,957	-	116,957
Short term investment	1,922,067	-	-	1,922,067
Total current assets	30,213,278	1,028,051	(28,833,027)	2,408,302

Due from related parties	-	114,852		114,852
Property, plant and equipment (net)	1,044,259	342,624	-	1,386,883
Construction in Progress	-	60,939	-	60,939
Licenses	3,720	-	-	3,720
Total assets	31,261,257	1,546,466	(28,833,027)	3,974,696

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	2,003,900	152,058	-	2,155,958
Accrued liabilities	571,887	28,065	-	599,952
Other payables	27,224	-	-	27,224
Cash overdraft		-	1,166,973	1,166,973
Due to director and stockholder	142,634	-	-	142,634
Due to related party	131,165	-	-	131,165
Total current liabilities	2,876,810	180,123	1,166,973	4,223,906

Minority interest		137,520		137,520
Stockholders' equity
Common stock: par value $.01; 200,000,000 shares authorized; 76,524,800 shares issued and outstanding	99,255	54,820,000	(54,154,007)	765,248
Additional paid in capital	39,831,606	(52,560,652)	72,421,096	59,692,050
Common stock subscribed but not issued	18,267,089	-	(18,267,089)	-
Accumulated other comprehensive loss	(291,443)	65,899	-	(225,544)
Deficit accumulated during the development stage	(29,522,060)	(1,096,424)	-	(30,618,484)
Dividend payment	-	-	(30,000,000)	(30,000,000)

Total stockholders' equity	28,384,447	1,228,823	(30,000,000)	(386,730)

Total liabilities and stockholders' equity	31,261,257	1,546,466	(28,833,027)	3,974,696

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED

UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	MH	TT	Proforma Adjustment	Proforma Total
	US$	US$	US$	US$

Revenues
Sales revenues	-	-	-	-
Cost of sales	-	-	-	-
Gross profit	-	-	-	-

Operating expenses
Advertising	-	818,574		818,574
Selling expenses	-	20,758		20,758
General and administrative expenses	786,527	239,627	-	1,026,154
Write-off inventory and bus licenses	307,648	-	-	307,648
Research and development costs	7,174	-	-	7,174
Total operating expenses	1,101,349	1,078,959	-	2,180,308

Loss from operations	(1,101,349)	(1,078,959)	-	(2,180,308)

Other income (expense)
Interest income	82,543	12,882	-	95,425
Other income (expense)	1,283	-	-	1,283
Gain (loss) on asset disposal	5,995	-	-	5,995
Other operation loss	(9,289)	-	-	(9,289)
Gain on disposal of subsidiaries	707,825	-	-	707,825
Interest expense	(32,629)	-	-	(32,629)
Total other income (expense)	755,728	12,882	-	768,610

Net loss before income taxes	(345,621)	(1,066,077)	-	(1,411,698)

Provision for income taxes	-	-	-	-

Net loss before minority interest	(345,621)	(1,066,077)	-	(1,411,698)

Minority interest - 10%	-	(105,795)	0	(105,795)

Net loss for the year	(345,621)	(960,282)	-	(1,305,903)

Foreign currency translation adjustment	(25,461)	34,917	-	9,456

Comprehensive loss	(371,082)	(925,365)	0	(1,296,447)

Loss per share - basic and diluted				$(0.017)
Denominator for LPS - basic and diluted				76,524,800

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED

UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

	MH	TT	Proforma Adjustment	Proforma Total
	US$	US$	US$	US$

Revenues
Sales revenues	-	-	-	-
Cost of sales	-	-	-	-
Gross profit	-	-	-	-

Operating expenses
General and administrative expenses	405,183	138,899	-	544,082
Research and development costs	208	-	-	208
Total operating expenses	405,391	138,899	-	544,290

Loss from operations	(405,391)	(138,899)	-	(544,290)

Other income (expense)
Interest income	48,587	31,375	-	79,962
Other income (expense)	44	-	-	44
Interest expense	-	-	-	-
Total other income (expense)	48,631	31,375	-	80,006

Net loss before income taxes	(356,760)	(107,524)	-	(464,284)

Provision for income taxes	-	-	-	-

Net loss before minority interest	(356,760)	(107,524)	-	(464,284)

Minority interest - 10%	-	(10,675)	0	(10,675)

Net loss for the year	(356,760)	(96,849)	-	(453,609)

Foreign currency translation adjustment	(35,237)	30,982	-	(4,255)

Comprehensive loss	(391,997)	(65,867)	0	(457,864)

Loss per share - basic and diluted				$(0.006)
Denominator for LPS - basic and diluted				76,524,800

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED
SIX MONTHS ENDED JUNE 30, 2007
JOURNAL ADJUSTMENTS

	Profit and
	Loss Account	Balance Sheet
	Dr/(Cr)	Dr/(Cr)
	US$	US$

1. Dividend payment		30,000,000
Cash		(28,833,027)
Cash overdraft		(1,166,973)
Additional paid up capital		622,500
Common stock		(622,500)

Being recording of acquisition of investment in TT ($30,000,000 cash plus 62,250,000 shares par value $0.01)

2. Common stock		54,820,000
Additional paid up capital		(54,820,000)

Being recapitalization of investment in TT on consolidation

3. Common stock subscribed but not issued		18,267,089
Common stock		(43,493)
Additional paid up capital		(18,223,596)

Being recording of 4,349,307 shares of common stock post-reverse split to Qiang Long

4. Common stock		1,885,844
Additional paid up capital		(1,885,844)

Being recording of additional paid up capital as a result of 1-for-20 reverse split of issued common stock as at 30/6/2007

5. Common stock		11,827,500
Additional paid up capital		(11,827,500)

Being recording of additional paid up capital as a result of 1-for-20 reverse split of issued common stock for acquisition of investment in TT

	0	0

CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED
NOTE ON UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
- JUNE 30, 2007

Basis of Presentation

The unaudited proforma consolidated financial statements of China Longyi Group International Holdings Limited, in the opinion of management include all material adjustments directly attributable to the reorganisation and acquisition of Top Time International Limited. Pursuant to the agreement, the Company acquired 100% interest in Top Time International Limited by paying US$30,000,000 in cash and issuing 62,250,000 post-split common shares of US$0.40 per share of China Longyi. This transfer of interest are accounted for as a reorganization of entities under common control, which is similar to the pooling of interests method. Shares issued in the transaction are assigned no value, while cash paid is recorded as a dividend. Previously reported shares outstanding have been adjusted to reflect the 1:20 reverse stock split effected on October 16, 2007 and previously subscribed but unissued shares are assumed issued (4,349,307 post-split).

Pro forma adjustments include the payment of $30,000,000 cash and the combining of equity interests recapitalized as China Longyi Group International Holdings Limited.

The financial statements were prepared as if the above mentioned reorganisation and the acquisition of Top Time International Limited by China Longyi Group International Holdings Limited were consummated at the beginning of each period presented for income statement purposes and as of June 30, 2007 for balance sheet purposes.

These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.1 of the Form 10-KSB filed on April 15, 2002 in Commission file number 0-30183]

3.2
Certificate of Amendment of Certificate of Incorporation of the Company [Incorporated by reference to Appendix A of the Definitive Proxy Statement of the Company filed on July 3, 2001 in Commission file number 0-30183]

3.3	Amended and Restated Bylaws of the Company [Incorporated by reference to Exhibit 3.3 of the Form 10-KSB filed on April 15, 2002 in Commission file number 0-30183 in Commission file number 0-30183]

3.4	Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of the State of New York on October 16, 2007

10.1	Share Purchase Agreement, between the Company and Daykeen, dated November 12, 2007.

10.2
Letter Agreement, dated as of June 29, 2007, between Minghua Group International Holdings Limited and Qiang Long Real Estate Development Co., Ltd. [incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of the Company filed on July 6, 2007 in Commission file number 0-30183].

10.3
Lease Agreement, dated May 30, 2004, between Liu Gui Zhi and Beijing China Cardinal Real Estate Consulting Ltd. [incorporated by reference to Exhibit 10.25 of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2004].

10.4
Lease Agreement, dated May 20, 2004, between Shenzhen Minghua Environmental Protection Vehicle Co., Ltd. and Richard Zhang [incorporated by reference to Exhibit 10.26 of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2004].

10.5	Employment Agreement, dated June 1, 2007, by and between Beijing SOD and Wei Wang.

10.6	Equity Transfer Agreement, dated December 22, 2006, by and between Beijing Qiang Long and Top Time

10.7	Loan Agreement, dated December 22, 2006, by and between Top Time and Daykeen.

10.8	Agreement, dated December 27, 2006, by and between Top Time and Daykeen.

14	Code of Ethics [incorporated by reference to Exhibit 14 of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2003]

21	A description of the subsidiaries of the registrant.

99	Valuation Report of Asset Appraisal Limited, dated September 26, 2007.